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                                                                  EXHIBIT (C)(2)

April 29 - In the year of our Lord 1997

         CVC or a foundation established by same agrees to sell all its Sinter Metals stock to GKN for $37 a share under the offer made to the stockholders.

                               William T. Comfort
                                Chairman Citicorp
                                 Venture Capital

         This letter will remain in effect until the merger agreement is terminated in accordance with its terms.

                              /s/William T. Comfort

Agreed:


       /s/David Turner
--------------------------------
David Turner
for and on behalf of GKN plc
by David Turner
Financial Director

30/4/97